Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

MICROSTRATEGY INCORPORATED

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

MicroStrategy Incorporated, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Second Restated Certificate of Incorporation of the Corporation, as amended and supplemented to date, is hereby amended solely to reflect a change in the name of the Corporation by deleting Article One thereof and inserting the following in lieu thereof:

“ARTICLE ONE

The name of the corporation is Strategy Inc (hereinafter, the “corporation”).”

2. The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. The amendment described herein has been duly adopted by written consent in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall be effective at 4:01 p.m., Eastern Time, on August 11th, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 11th day of August, 2025.

MICROSTRATEGY INCORPORATED

By:	/s/ Andrew Kang
Name: Andrew Kang
Title: Executive Vice President and Chief Financial Officer